UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                              CAPMAC HOLDINGS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   140649104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                 April 24, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box | |.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of 73 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     2      of   73  Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,520,554
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,520,554
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 1,520,554 shares attributed to it through its ownership of Dillon, Read Inc.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.3%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 73 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     3      of    73   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,520,554
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,520,554
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 1,520,554 shares attributed to it through its ownership of Dillon, Read and Co. Inc..
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.3%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 73 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     4      of    73   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      4,456
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,516,098
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       4,456
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,516,098
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 1,520,554 shares held for managed accounts and the reporting person disclaims beneficial ownership of 1,516,098 shares.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.3%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 Page 4 of 73 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     5      of    73  Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners II, L.P.
          I.R.S. No. 13-3421365
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        14,528
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       14,528
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          14,528
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .09%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 73 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     6      of   73   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners Japan Limited
          I.R.S. No. 22-3012759
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        3,631
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       3,631
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,631
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .02%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 73 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     7      of    73    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners IV, L.P.
          I.R.S. No. 13-3665818
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        672
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       672
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          672
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .004%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 7 of 73 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     8      of    73    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Saratoga Partners II, L.P.
          I.R.S. No. 13-3432012
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,312,326
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,312,326
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,312,326
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.8%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 8 of 73 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 140649104                     Page     9      of    73   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Saratoga Partners II, C.V.
          I.R.S. No.: N/A
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands Antilles
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        108,290
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       108,290
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          108,290
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .7%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 9 of 73 Pages

     This Amendment No. 1 amends the Statement on Schedule 13D with respect to the common stock (the "Common Stock") of CapMAC Holdings, Inc., previously filed on April 2, 1997, by the Reporting Persons named therein (the "Schedule 13D"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Schedule 13D.

Item 5.  Interests in Securities of the Issuer

     Item 5 is amended by adding the following:

     (a) By reason of their relationship with Dillon Read (see Item 2 to
Schedule 13D), as of April 24, 1997, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 1,520,554 shares of Common Stock, representing 9.3% of the outstanding shares of Common Stock reported by the Company to be outstanding at December 31, 1996 (the "Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

     By reason of Dillon Read's relationship with the Funds (see Item 2 to
Schedule 13D), as of April 24, 1997, Dillon Read may be deemed pursuant to Rule 13d-3 to beneficially own 1,520,554 shares of Common Stock (including 76,651 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit J hereto and 4,456 shares of Common Stock held in its own name), representing 9.3% of the Outstanding Shares.

     As of April 24, 1997, Concord II beneficially owns 14,528 shares of Common Stock, representing .09% of the Outstanding Shares. Concord Japan beneficially owns 3,631 shares of Common Stock, representing .02% of the Outstanding Shares. Lexington IV beneficially owns 672 shares of Common Stock, representing .004% of the Outstanding Shares. Saratoga II beneficially owns 1,312,326 shares of Common Stock, representing 7.8% of the Outstanding Shares. Saratoga CV beneficially owns 108,290 shares of Common Stock, representing .7% of the Outstanding Shares.

     In addition, as of April 24, 1997, DRI and the individuals named in Exhibit J hereto may be deemed to beneficially own the 76,651 Agency Shares, representing .5% of the Outstanding Shares; however, pursuant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms beneficial ownership are set forth in Exhibit J hereto, which is incorporated herein by reference.

     Pursuant to its partnership agreement, on April 17, 1997, Lexington IV distributed an aggregate of 976 shares of Common Stock to its partners.

     On April 7, 1997, Dillon Read, as Agent, released its powers of attorney with respect to 47,161 shares of Common Stock.

     Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

     (b) As noted in Items 2 of Schedule 13D and 5(a) herein, Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being beneficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) herein that Dillon Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

     (c) On the following dates, the Reporting Persons exercised warrants for shares of Common Stock, reducing the number of shares received in lieu of paying the aggregate exercise price of the warrants in cash, as follows:

                               Warrants     Exercise    Common Stock
                    Date       Exercised     Price        Received
                    ----       ---------     -----        --------

Concord II         04/01/97     27,326       $13.33       14,528
Concord Japan      04/01/97      6,834       $13.33        3,631
Saratoga II        04/24/97    638,974       $13.33      277,877
Saratoga CV        04/24/97     52,721       $13.33       22,927
Dillon Read,
  as Agent         04/24/97     34,346       $13.33       14,936
Lexington IV       04/24/97        342       $13.33          148



     (d) To the best knowledge of the Reporting Persons, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported on this Schedule.

     (e) Not applicable.

Item 7.  Material to be Filed as Exhibits

      Exhibit I     -  Executive Officers and Directors of Dillon,
                        Read & Co. Inc.(1)

      Exhibit J     -  Ownership of Common Stock by Managing Direc-
                        tors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.(2)

      Exhibit K     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).(3)

----------

1    Replaces Exhibit C filed with Schedule 13D.

2    Replaces Exhibit E filed with Schedule 13D.

3    Replaces Exhibit F filed with Schedule 13D.

                                   SIGNATURES


      The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the information set forth in the Schedule 13D is true, complete and correct.


                                    DILLON, READ HOLDING INC.



                                       By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    DILLON, READ INC.



                                       By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Secretary


                                    DILLON, READ & CO. INC.



                                       By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    LEXINGTON PARTNERS IV, L.P.

                                    By:  DRMC Inc.,
                                         its General Partner



                                       By: /s/ David W. Niemiec
                                        -------------------------
                                        Chairman

                                    CONCORD PARTNERS II, L.P.

                                    By: Venture Associates II, L.P.,
                                        its General Partner

                                    By: Dillon, Read Inc.,
                                        its General Partner



                                       By: /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact


                                    CONCORD PARTNERS JAPAN LIMITED



                                       By: /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact

                                    SARATOGA PARTNERS II, L.P.

                                    By:  DR Associates II, L.P.,
                                         its General Partner



                                    By:  Dillon, Read & Co. Inc.,
                                         its General Partner



                                    By: /s/ Charles P. Durkin, Jr.
                                        --------------------------
                                        Managing Director


                                    SARATOGA PARTNERS II, C.V.


                                    By:  Selinus Corporation, N.V.
                                         its General Partner


                                    By: /s/ Curacao Corporation Company N.V.
                                        --------------------------------------
                                        Name:  Curacao Corporation Company N.V.
                                        Title:  Managing Director




Dated:  May 23, 1997

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Vice Chairman, Director, Manaing
                              Director, Treasurer and Secretary

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                   (c) Title: Vice Chairman, Director and Man-
                              aging Director

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                 (c) Title: President, Chief Executive Officer,
                              Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Barbara T. Alexander

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Sharyar Aziz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Tamara A. Baum

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James H. Brandi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William S. Brenizer

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James C. Brennan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John G. Brim

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Michael A. Cilia

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Frank V. Colombo

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth S. Crews

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         David M. Dickson, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Charles P. Durkin, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Blair W. Effron

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Raul P. Esquivel

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Peter M. Flanigan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Thomas J. Hartfield

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H.F. Haskell, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Anthony B. Helfet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             555 California Street, Suite 4950
                             San Francisco, CA 94104

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        555 California Street, Suite 4950
                             San Francisco, CA 94104
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William O. Hiltz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert H. Hotz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James W. Hunt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Peter H. Imhoff

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Yerger Johnstone

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             35 Wilson Street
                                 London EC2
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        35 Wilson Street
                               London EC2
                              United Kingdom
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Craig A.T. Jones

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             260 Franklin Street - 15th Floor
                                Boston, MA 02110

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        260 Franklin Street - 15th Floor
                                Boston, MA 02110
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenjiro Kawaguchi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  Japan


NAME:                         Patrick J. Landers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Bryan H. Lawrence

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         J. Richard Leaman, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R. Macek

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             120 Wall Street
                               New York, NY 10005

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        120 Wall Street
                               New York, NY 10005
          (c) Title:          Controller, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         Daniel F. Marciano

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Russell K. Mayerfeld

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             6000 Sears Tower
                               Chicago, IL 60606

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        6000 Sears Tower
                               Chicago, IL 60606
          (c) Title:          Managing Director

CITIZENSHIP:                  USA


NAME:                         Cynthia R. Melcher

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard J. Milligan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard H. Montague

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert Moulton-Ely

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         John H. Mullin, III

RESIDENCE OR                  Ridgeway Farm Inc.
BUSINESS ADDRESS:             Route 2
                              Box 380
                               Brookneal, VA 24528

PRINCIPAL OCCUPATION:

          (a) Name:           Ridgeway Farm Inc.
          (b) Address:        Route 2
                              Box 380
                               Brookneal, VA 24528
          (c) Title:          Shade Tree Farmer

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Christian L. Oberbeck

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Victor A. Pelson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert A. Pilkington

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK


NAME:                         Thomas L. Piper, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Jerome H. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         William P. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Eric W. Roberts

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth M. Schmidt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         H.C. Bowen Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard R.S. Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Danforth H. Starr

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Jason D. Sweet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         F. Davis Terry, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Lorenzo D. Weisman

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  France

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Edward B. Whitney

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         George A. Wiegers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John E. Wilson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert A. Young

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Simon A. Borrows

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                                 London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                                 London EC2M 5TQ
                              United Kingdom
          (c) Title:          Director

CITIZENSHIP:                  UK


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Internationale Nederlanden (U.S.)
                               Capital Corporation
          (b) Address:        135 East 57th Street
                               New York, NY 10022
          (c) Title:          Chairman

CITIZENSHIP:                  Dutch

                          SCHEDULE 13D

                            EXHIBIT I

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James R.C. Lupton

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                                 London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                                 London EC2M 5TQ
                              United Kingdom
          (c) Title:          Executive Director

CITIZENSHIP:                  UK


NAME:                         Michael D.G. Ross

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Managing Director

CITIZENSHIP:                  UK

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                  Barbara T. Alexander
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:          2,061

    AMOUNT AND SOURCE
                     OF FUNDS:               $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:             .01%


                      NAME:                  John P. Birkelund
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:          14,728

    AMOUNT AND SOURCE
                     OF FUNDS:               $166,625

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:             .1%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                  James H. Brandi
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:          1,649

    AMOUNT AND SOURCE
                     OF FUNDS:               $20,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:             .01%


                      NAME:                  William S. Brenizer
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:          824

    AMOUNT AND SOURCE
                     OF FUNDS:               $10,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:             .006%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                   NAME:                       John G. Brim
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:               2,061

 AMOUNT AND SOURCE
                  OF FUNDS:                    $25,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:                  .01%


                   NAME:                       Charles P. Durkin, JR.
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:               12,365

 AMOUNT AND SOURCE
                  OF FUNDS:                    $150,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:                  .08%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                    NAME:                   James L. Elrod, JR.
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:           210

  AMOUNT AND SOURCE
                   OF FUNDS:                $5,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:              .001%


                    NAME:                   Peter M. Flanigan
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:           8,382

  AMOUNT AND SOURCE
                   OF FUNDS:                $91,937.01

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:              .06%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                    NAME:                    John H.F. Haskell, Jr.
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:            4,191

  AMOUNT AND SOURCE
                   OF FUNDS:                 $45,961.84

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:               .03%


                    NAME:                    Franklin W. Hobbs, IV
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:            6,182

  AMOUNT AND SOURCE
                   OF FUNDS:                 $75,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:               .04%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                      Robert H. Hotz
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:              419

   AMOUNT AND SOURCE
                    OF FUNDS:                   $4,598.85

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                 .003%


                     NAME:                      Gregory P. Knapp
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:              824

   AMOUNT AND SOURCE
                    OF FUNDS:                   $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                 .003%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                    NAME:                        Cynthia R. Melcher
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:                2,060

  AMOUNT AND SOURCE
                   OF FUNDS:                     $25,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:                   .01%


                    NAME:                        John H. Mullin, III
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:                2,060

  AMOUNT AND SOURCE
                   OF FUNDS:                     $25,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:                   .01%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                       David W. Niemiec
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:               2,473

   AMOUNT AND SOURCE
                    OF FUNDS:                    $30,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                  .02%


                     NAME:                       Robert A. Pilkington
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:               1,237

   AMOUNT AND SOURCE
                    OF FUNDS:                    $15,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                  .008%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                     Francois de Saint Phalle
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:             18,239

    AMOUNT AND SOURCE
                     OF FUNDS:                  $203,522.44

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:                .1%


                      NAME:                     Kenneth M. Schmidt
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:             1,048

    AMOUNT AND SOURCE
                     OF FUNDS:                  $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:                .01%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                   Richard R.S. Smith
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:           2,060

    AMOUNT AND SOURCE
                     OF FUNDS:                $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:              .01%


                      NAME:                   Michael I. Somers
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:           578

    AMOUNT AND SOURCE
                     OF FUNDS:                $7,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:              .004%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                     F. Davis Terry, Jr.
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:             824

   AMOUNT AND SOURCE
                    OF FUNDS:                  $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                .006%


                     NAME:                     Wayne Thornbrough
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:             2,096

   AMOUNT AND SOURCE
                    OF FUNDS:                  $22,994.25

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                .02%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                    Lorenzo D. Weisman
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            3,297

    AMOUNT AND SOURCE
                     OF FUNDS:                 $40,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .02%


                      NAME:                    Edward B. Whitney
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            2,060

    AMOUNT AND SOURCE
                     OF FUNDS:                 $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .01%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                    NAME:                    George A. Wiegers
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:            4,121

  AMOUNT AND SOURCE
                   OF FUNDS:                 $50,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:               .03%


                    NAME:                    Kazuo Yamada
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:            126

  AMOUNT AND SOURCE
                   OF FUNDS:                 $1,386.32

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:               .001%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                    Charles A. Ballard
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            824

    AMOUNT AND SOURCE
                     OF FUNDS:                 $10,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .006%


                      NAME:                    Richard C. Yancey(1)
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            413

    AMOUNT AND SOURCE
                     OF FUNDS:                 $5,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .003%

----------

1 In addition, Mr. Yancey owns 1,500 shares which he purchased in the open market on January 31, 1997 and February 3, 1997 at a price of $34.125 per share.

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                   Patrick S. Ciampi
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:           84
   AMOUNT AND SOURCE
                    OF FUNDS:                $919.77

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:              .001%


                     NAME:                   Douglas A. Darby
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:           824

   AMOUNT AND SOURCE
                    OF FUNDS:                $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:              .006%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                      Glenn Hall
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:              824

   AMOUNT AND SOURCE
                    OF FUNDS:                   $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                 .006%


                     NAME:                      E. Terri Herman
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:              42

   AMOUNT AND SOURCE
                    OF FUNDS:                   $500

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                 .0003%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                   NAME:                   Roger Jones
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:           413

 AMOUNT AND SOURCE
                  OF FUNDS:                $5,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:              .003%


                   NAME:                   W. Howard Keenan, Jr.
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:           824

 AMOUNT AND SOURCE
                  OF FUNDS:                $10,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:              .006%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                    Denise Kraft
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:            824

   AMOUNT AND SOURCE
                    OF FUNDS:                 $10,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:               .006%


                     NAME:                    James H. Laird
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:            2,473

   AMOUNT AND SOURCE
                    OF FUNDS:
                                              $30,000
   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:               .02%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

                   NAME:                      Nathan Leight
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:              824

 AMOUNT AND SOURCE
                  OF FUNDS:                   $10,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:                 .006%


                   NAME:                      Richard H. Montague
 NUMBER OF SHARES
 BENEFICIAL OWNERSHIP
                     DISCLAIMED:              413

 AMOUNT AND SOURCE
                  OF FUNDS:                   $5,000

 PERCENTAGE OF
 OUTSTANDING COMMON
                       STOCK:                 .003%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

                      NAME:                    Kim Perry
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            2,060

    AMOUNT AND SOURCE
                     OF FUNDS:                 $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .01%


                      NAME:                    Bret E. Russell
    NUMBER OF SHARES
    BENEFICIAL OWNERSHIP
                        DISCLAIMED:            2,060

    AMOUNT AND SOURCE
                     OF FUNDS:                 $25,000

    PERCENTAGE OF
    OUTSTANDING COMMON
                          STOCK:               .01%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                     NAME:                     Andrew J. Silver
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:             419

   AMOUNT AND SOURCE
                    OF FUNDS:                  $4,598.95

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                .003%


                     NAME:                     Stuart L. Sindell
   NUMBER OF SHARES
   BENEFICIAL OWNERSHIP
                       DISCLAIMED:             165

   AMOUNT AND SOURCE
                    OF FUNDS:                  $2,000

   PERCENTAGE OF
   OUTSTANDING COMMON
                         STOCK:                .001%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

                    NAME:                     James T. Tierney
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:             123

  AMOUNT AND SOURCE
                   OF FUNDS:                  $1,500

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:                .0008%


                    NAME:                     Robert Weeden
  NUMBER OF SHARES
  BENEFICIAL OWNERSHIP
                      DISCLAIMED:             824

  AMOUNT AND SOURCE
                   OF FUNDS:                  $10,000

  PERCENTAGE OF
  OUTSTANDING COMMON
                        STOCK:                .006%

                                  SCHEDULE 13D

                                    EXHIBIT J


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

                       NAME:                  Gerald Greenwald
     NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
                         DISCLAIMED:          12,365

     AMOUNT AND SOURCE
                      OF FUNDS:               $150,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                           STOCK:             .08%


                       NAME:                  Mark Kammert
     NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
                         DISCLAIMED:          839

     AMOUNT AND SOURCE
                      OF FUNDS:               $9,197.70

     PERCENTAGE OF
     OUTSTANDING COMMON
                           STOCK:             .006%

                          SCHEDULE 13D

                            EXHIBIT K


                     Joint Filing Agreement
                    Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on
Schedule 13D and all amendments thereto shall be filed on behalf of each of them.

                            DILLON, READ HOLDING INC.



                            By:  /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                                DILLON, READ INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title: Secretary



                             DILLON, READ & CO. INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman


                           LEXINGTON PARTNERS IV, L.P.

                             By:  DRMC Inc.,
                                  its General Partner



                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                    Chairman

                            CONCORD PARTNERS II, L.P.


                             By:  Venture Associates II, L.P.,
                                  its General Partner

                             By: Dillon, Read Inc.,
                                  its General Partner



                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                  Attorney-in-Fact


                             CONCORD PARTNERS JAPAN LIMITED


                             By: /s/ Peter A. Leidel
                                  ------------------------------
                                  Attorney-in-Fact

                                    SARATOGA PARTNERS II, L.P.

                                    By:  DR Associates II, L.P.,
                                         its General Partner



                                    By:  Dillon, Read & Co. Inc.,
                                         its General Partner



                                    By: /s/ Charles P. Durkin, Jr.
                                        ----------------------------
                                        Managing Director


                                    SARATOGA PARTNERS II, C.V.


                                    By:  Selinus Corporation, N.V.
                                         its General Partner


                                    By: /s/ Curacao Corporation Company N.V.
                                        ---------------------------------------
                                        Name:  Curacao Corporation Company N.V.
                                        Title: Managing Director




Dated: May 23, 1997